Exhibit 99.5

Frequently Asked Questions

1.	What is happening?

On Monday, July 28, 2014, Dollar Tree, Inc. and Family Dollar Stores, Inc. announced their entry into an agreement pursuant to which a wholly owned subsidiary of Dollar Tree will merge with Family Dollar in a cash-and-stock transaction valued at approximately $9.2 billion, or $74.50 per share, based on the high and low trading price of Dollar Tree’s stock on Friday, July 25, 2014. The combined company will have more than 13,000 locations, $18 billion in annual sales and employ more than 145,000 Team Members.

2.	Who is Dollar Tree?

Dollar Tree has a rich history with its roots going back more than 50 years. It is a Fortune 500 company that has grown to become one of the most successful retailers in the country with approximately 5,000 stores across the United States and Canada, supported by more than 87,000 associates. With a strong focus on offering merchandise at the $1 price point, Dollar Tree shares our deep-rooted commitment to providing customers with convenience and value, and together, the combined company will be able to provide more customers with even more value and convenience.

3.	When is the combination happening?

The announcement of the combination is the first step in a series of steps. A key milestone will be the consummation of the merger in what is referred to as ‘closing’. The combination with Dollar Tree is contingent on Family Dollar shareholder approval, receipt of required regulatory approvals and other customary closing conditions. All of that work will take place over the coming months, and we anticipate closing to occur by early 2015. In the interim, Family Dollar remains an independent company, and it will be business as usual for all of us. Once the transaction closes, we will become a part of the newly combined company.

4.	How does this change my role? What can I expect in the interim?

Your role has not changed as a result of this announcement. Your efforts, focus and commitment have made us a successful retailer today. We need you to continue to focus on your role with the same passion as before this announcement. Longer-term, we believe that our Team Members will have more opportunities for growth and development by being part of a larger, more diverse company. Until the transaction is completed, Family Dollar remains an independent company, and it will be business as usual for all of us. Our priorities have not changed and our customers must remain our number one focus. The best way you can help is to continue to concentrate on what has made Family Dollar such a successful company – by providing our customers with great customer service.

5.	What happens next?

In the coming weeks, a transition-planning team will be formed consisting of leaders from both companies who will begin to plan how best to integrate the two companies following closing to ensure an orderly transition. We will look for ways to improve the value we provide to both Family Dollar and Dollar Tree customers, and how we can improve the ways both companies operate. As with any transition of this nature, it will take time, but given the complementary nature of our businesses and our similar heritage and values, we expect a strong cultural fit and smooth transition.

6.	Should Family Dollar Team Members expect any changes to compensation and benefits?

Until the transaction is completed, Family Dollar and Dollar Tree remain independent companies, and your benefits will remain unchanged. After the transaction is completed, we will work with Dollar Tree to determine what the best long-term compensation and benefit structure is for our teams. For Team Members who participate in equity plans, we intend to migrate to a common equity program following completion of the transaction. We will provide more information regarding future equity grants.

7.	What should I tell a vendor or supplier who asks?

This is an exciting time for our business. Our suppliers are a critical part of our success. If they ask, you can share with them the press release, reinforce the important role they will play in the success of the combined company, and tell them that we look forward to their support while we grow.

8.	What can I say? What can’t I say?

You can share the information that is in the press release. You CANNOT discuss, email or communicate any specific information that is not in the press release. We are a public company, and it is important to protect our confidential information. If you receive any inquiries from members of the media, investment community or other interested parties, please immediately forward them to Kiley Rawlins, Vice President, Investor Relations & Communications (704) 708-2858 or KRawlins@familydollar.com.

9.	Why are we doing this?

We are doing this to build upon the incredible Family Dollar brand and success of Dollar Tree while capitalizing on a great opportunity in the retail marketplace. Family Dollar and Dollar Tree have different customers, different product assortments, different pricing strategies and different formats. Joining with Dollar Tree represents a tremendous opportunity to give our brand immediate access to new stores, new markets and new channels for growth. The combination creates a leading retailer in North America based on store count, operating more than 13,000 stores, with sales exceeding $18 billion and over 145,000 employees. As a combined company, we will be able to serve a broader range of customers with exciting products at a great value.

10.	What do I need to do?

The best thing you can do is to concentrate on what has made Family Dollar such a successful company –providing our customers with great customer service. We are entering an important season of the year for our business, and it is critical that you stay focused on your day-to-day responsibilities. Our customers remain our number one focus.

11.	How can I learn more?

We plan to communicate and share meaningful information with you as important decisions are made and important milestones are reached. Of course, if you have immediate questions, ask your direct supervisor and we will work with them to help you find answers.

12.	If I know someone at Dollar Tree, can I call them?

As is always the case, you may not share any confidential information. However, because the announcement and press release are public information, you can discuss this public information with someone you know at Dollar Tree. However, you CANNOT discuss any specifics about our business, operations or financial performance. Until the transaction closes, we are still two separate, publicly traded companies, and you should maintain the confidentiality of any Family Dollar information.

13.	I just joined Family Dollar, what does this mean for me?

We expect this acquisition to bring more opportunity for thousands of people across the combined company as part of a larger, more diverse organization. Given the complementary nature of our businesses and our similar heritage and values, we expect a strong cultural fit and a seamless transition. Please continue to stay focused on your responsibilities. Until the transaction is completed, it remains business as usual for all of us, and our customers must remain our number one focus.

14.	Where will this new company be located?

Both companies have a large presence in their respective communities and a sizable corporate headquarters facility. For the foreseeable future, we will continue to operate out of both locations.

15.	Will I have to move to Chesapeake or the Virginia Beach area?

There are no plans for relocation out of Charlotte at this time. As we work towards closing, there may be an opportunity for some Team Members to relocate.

Important Information for Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed merger between Dollar Tree and Family Dollar, Dollar Tree will file with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 that will include a proxy statement of Family Dollar that also constitutes a prospectus of Family Dollar. After the registration statement has been declared effective by the SEC, the definitive proxy statement/prospectus will be delivered to shareholders of Family Dollar. INVESTORS AND SECURITY HOLDERS OF FAMILY DOLLAR ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the registration statement and the definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Dollar Tree and Family Dollar through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Dollar Tree will be available free of charge on Dollar Tree’s internet website at www.DollarTree.com under the heading “Investor Relations” and then under the heading “Download Library” or by contacting Dollar Tree’s Investor Relations Department at 757-321-5284. Copies of the documents filed with the SEC by Family Dollar will be available free of charge on Family Dollar’s internet website at www.FamilyDollar.com under the heading “Investor Relations” and then under the heading “SEC Filings” or by contacting Family Dollar’s Investor Relations Department at 704-708-2858.

Participants in the Solicitation

Dollar Tree, Family Dollar, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of Family Dollar common stock in respect of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Dollar Tree’s and Family Dollar’s directors and executive officers in their respective definitive proxy statements filed with the SEC on May 12, 2014 and December 6, 2013, respectively. You can obtain free copies of these documents from Dollar Tree or Family Dollar using the contact information above.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and information about our current and future prospects and our operations and financial results are based on currently available information. Various risks, uncertainties and other factors could cause actual future results and financial performance to vary significantly from those anticipated in such statements. The forward looking statements include assumptions about our operations, such as cost controls and market conditions, and certain plans, activities or events which we expect will or may occur in the future and relate to, among other things, the business combination transaction involving Dollar Tree and Family Dollar, the financing of the proposed transaction, the benefits, results, effects and timing of the proposed transaction, future financial and operating results, and the combined company’s plans, objectives, expectations (financial or otherwise) and intentions.

Risks and uncertainties related to the proposed merger include, among others: the risk that Family Dollar’s stockholders do not approve the merger; the risk that regulatory approvals required for the merger are not obtained on the proposed terms and schedule or are obtained subject to conditions that are not anticipated; the risk that the financing required to fund the transaction is not obtained; the risk that the other conditions to the closing of the merger are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; uncertainties as to the timing of the merger; competitive responses to the proposed merger; response by activist shareholders to the merger; costs and difficulties related to the integration of Family Dollar’s business and operations with Dollar Tree’s business and operations; the inability to obtain, or delays in obtaining, the cost savings and synergies contemplated by the merger; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed transaction and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; unexpected costs, charges or expenses resulting from the merger; litigation relating to the merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions. Consequently, all of the forward-looking statements made by Dollar Tree or Family Dollar, in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in Dollar Tree’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014,

Family Dollar’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013, Dollar Tree’s Quarterly Report on Form 10-Q for the quarter ended May 3, 2014, Family Dollar’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2014, and other reports filed by Dollar Tree and Family Dollar with the SEC, which are available at the SEC’s website http://www.sec.gov.

Please read our “Risk Factors” and other cautionary statements contained in these filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Dollar Tree and Family Dollar, undertake no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and our financial condition and results of operations could be materially adversely affected.